Standard & Poor's J.J. Kenny    Frank A. Ciccotto, Jr.
65 Broadway                     Senior Vice President and
New York, NY  10006-2551        General Manager
Tel  212 770 4417 Office        Evaluation Department
     212 770 4422 Desk
Fax  212 797 8681
frank_ciccotto@mcgraw-hill.com      Standard & Poor's
                                         A Division of The McGraw-Hill Companies






April 30, 1999


Reich & Tang Distributors, Inc.
600 Fifth Avenue
New York, NY 10020



                       Re:  Equity Securities Trust,
                            Series 4, Equit's
                            -------------------------

Gentlemen:

         We have examined the post-effective Amendment to the Registration Statement File No. 33-51009 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

         In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registraton Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database.

         You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                              Sincerely,



                                              /s/ Frank A. Ciccotto
                                              ----------------------------------
                                              Frank A. Ciccotto





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